Exhibit 19.1

RENOVORX, INC.
INSIDER TRADING POLICY

(As Amended on September 7, 2023)

1.	PURPOSE

This Insider Trading Policy (this “Policy”) states the policy with respect to transactions in the securities of RenovoRx, Inc. (the “Company”), and the handling of confidential information about the Company and other companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from (i) trading in securities of that company, or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

2.	PERSONS SUBJECT TO THE POLICY

This Policy applies to all members of the Company’s Board of Directors (collectively, “directors” and each, a “director”), officers and employees of the Company. The Company may also determine that other persons should be subject to this Policy, such as contractors, consultants or advisors who have access to material nonpublic information about the Company. With respect to any person covered by this Policy, this Policy also applies to that person’s family members, other members of that person’s household, and entities controlled by that person, as described below under “Transactions by Family Members and Others” and “Transactions by Entities That You Influence or Control.”

3.	TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to transactions in the Company’s securities (collectively, “Company Securities”), including the Company’s common stock, restricted stock, options to purchase common stock, or any other type of security the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants. In addition, this Policy applies to derivative securities that are not issued by the Company but which relate to Company Securities, such as exchange-traded put or call options or swaps. This Policy similarly applies to transactions in or relating to the securities of certain other companies with which the Company does business.

4.	INDIVIDUAL RESPONSIBILITY

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or related entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Administrator (as defined below) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below under “Consequences of Violations.”

5.	ADMINISTRATION OF THE POLICY

The “Administrator” of this Policy is the Company’s Chief Financial Officer, the Chief Executive Officer if a Chief Financial Officer has not been designated, or such other individual designated by the Company’s Board of Directors from time to time. All determinations and interpretations by the Administrator are final and not subject to further review.

6.	PRINCIPAL STATEMENT OF POLICY

(a) Trading in Company Securities and Disclosure of Nonpublic Information. No director, officer or other employee of the Company (or any other person designated by this Policy or by the Administrator as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities:

(i) engage in transactions (including any disposition in the form of a gift) in Company Securities, except as otherwise specified in this Policy under the heading “Limited Exceptions;”

(ii) recommend the purchase or sale of any Company Securities;

(iii) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or to persons outside of the Company, including, but not limited to, family, friends, business associates, investors and consultants, except as required in the performance of regular corporate duties and only to the extent appropriate confidentiality protections are effective and the disclosure conforms to Company policies; or

(iv) assist anyone engaged in the above activities.

(b) Trading in Securities of Other Companies. No director, officer or other employee of the Company (or any other person designated by this Policy or by the Administrator as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does or intends to do business, including a customer, supplier or service provider of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

(c) No Exceptions. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excluded from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

7.	DEFINITION OF MATERIAL NONPUBLIC INFORMATION

(a) Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to impact the Company’s stock price, whether it is positive or negative, is considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

●	operating or financial results or projections, including earnings guidance;

●	analyst upgrades or downgrades of the Company or one of its securities;

●	corporate transactions, such as mergers, acquisitions or restructurings;

●	dividend, share repurchase or recapitalization matters;

●	debt or equity financing matters;

●	regulatory matters, such as the status of applications with, and related feedback from, the U.S. Food and Drug Administration and applicable foreign regulatory bodies;

●	a change in the Board of Directors or senior management;

●	a change in auditors or disagreements with auditors;

●	impending bankruptcy or the existence of severe liquidity problems;

●	litigation or regulatory proceedings and investigations;

●	the imposition of a ban on trading in Company Securities or other securities;

●	intellectual property and other proprietary information;

●	research milestones; and

●	significant corporate developments, including with respect to clinical trial enrollment and data, and research and development activities.

(b) Nonpublic Information. Information is considered “nonpublic” if that information has not been broadly disclosed to the marketplace, such as by press release or a filing with the U.S. Securities and Exchange Commission (the “SEC”), and/or the investing public has not had time to fully absorb that information. Nonpublic information may include:

●	information available to a select group of persons subject to confidentiality obligations to the Company;

●	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

●	information that has been entrusted to the Company on a confidential basis.

As a general rule, information should not be considered fully absorbed by the investing public until the start of the second business day after the day on which the information is released. If, for example, the Company makes an announcement at 9 am ET on Monday, a person subject to this Policy should not trade in Company Securities until the market opens on Wednesday. If such an announcement were made at 6 pm ET on Monday, the person subject to this Policy should not trade in Company Securities until the market opens on Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply.

8.	TRANSACTIONS BY FAMILY MEMBERS AND OTHERS

This Policy applies to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively, “Family Members”). You are responsible for the transactions of your Family Members and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

9.	TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively, “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

10.	LIMITED EXCEPTIONS

This Policy does not apply in the case of the following transactions (although these transactions may nevertheless be subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to directors and executive officers):

(a) Option Exercises. This Policy does not apply generally to the exercise of an option, including a cashless exercise solely through the Company or the exercise of a tax withholding right through the Company to satisfy tax withholding requirements. However, this Policy does apply to any sale of stock received upon exercise of an option, including any deemed sale caused by an election to make a cashless exercise through a broker, or any other market sale for the purpose of generating the cash necessary to pay the option exercise price.

(b) Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Administrator and meet the requirements of Rule 10b5-l and the Company’s “Guidelines for Rule 10b5-l Plans,” which are set forth in Appendix 10b5-1 to this Policy. In general, to ensure that a Rule 10b5-1 Plan is entered into at a time when the person entering into the plan is not aware of material nonpublic information, it must be entered into during an Open Trading Window. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-l Plan must be submitted for approval at least five business days prior to the entry into the Rule 10b5-l Plan. If the Administrator is the requester, then another person from the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must approve the written 10b5-1 trading plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-l Plan will be required.

(c) 401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan, if applicable, resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, if applicable, including: (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to any Company stock fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of any Company stock fund; (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of any Company stock fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to any Company stock fund.

(d) Transactions Not Involving a Purchase or Sale. Transfers by will or the laws of descent or distribution and, provided prior written notice is provided to the Administrator, distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities and transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

11.	SPECIAL AND PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, it is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

(a) Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, all persons subject to this Policy who purchase Company Securities in the open market are discouraged from selling any Company Securities of the same class during the six months following the purchase (or vice versa). Furthermore, such short-term trading by directors or executive officers (as defined by Rule 16a-l) may result in short-swing profit liability under Section 16(b) of the Exchange Act.

(b) Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. Furthermore, Section 16(c) of the Exchange Act prohibits directors and executive officers (as defined by Rule 16a-l) from engaging in short sales. Short sales arising from certain types of hedging transactions are subject to the paragraph below captioned “Hedging Transactions.”

(c) Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may imply that a director, officer or employee is trading based on material nonpublic information and focus that director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are subject to the paragraph below captioned “Hedging Transactions.”

(d) Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

(e) Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan unless the arrangement is specifically approved in advance by the Administrator. Pledges of Company Securities arising from certain types of hedging transactions are subject to the paragraph above captioned “Hedging Transactions.”

(f) Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

12.	ADDITIONAL PROCEDURES

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

(a) Pre-Clearance Procedures. All directors, officers and employees of the Company, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Administrator. A request for pre-clearance should be submitted to the Administrator at least two business days in advance of the proposed transaction. The Administrator is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Administrator. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions (e.g., an open market sale would be “opposite” any open market purchase, and vice versa) within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.

A request for pre-clearance must be made in writing, preferably by submission of a completed Request for Pre-Clearance form available from the Company. All trades must be executed within five business days of pre-clearance. Requestors are required to refresh the request for pre-clearance if a pre-cleared transaction is not effected within five business days after pre-clearance is received.

Furthermore, requestors must immediately notify the Administrator following the execution of any transaction.

(b) Quarterly Trading Restrictions. Directors, officers and employees, as well as their Family Members and Controlled Entities, may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy) except during an Open Trading Window. An “Open Trading Window” generally begins on the second business day following the day of public release of the Company’s quarterly/annual earnings, as applicable, and ends (i) 15 calendar days after the end of the first, second and third quarter of each calendar year and (ii) 21 calendar days after the end of the fourth quarter.

(c) Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Administrator may not trade Company Securities. In addition, material developments impacting the Company may occur in a particular fiscal quarter that, in the judgment of the Administrator, make it advisable that designated persons should refrain from trading in Company Securities even during the ordinary Open Trading Window described above. In that situation, the Administrator may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or the closing of the Open Trading Window will be announced by the Administrator to persons designated by the Administrator. Even if the Administrator has not designated you a person who should not trade due to an event-specific restriction, you may not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

(d) Exceptions.

(i) The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Limited Exceptions,” nor do they apply to an election to participate in an employer plan during an open enrollment period.

(ii) The Administrator in his or her discretion may approve other or further exceptions to these requirements on a case-by-case basis in extraordinary circumstances. Any request for an exception pursuant to this paragraph must be submitted in advance and in writing, and any approval must be in writing. If the Administrator is the requester, then another person from the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must approve the other or further exceptions.

13.	SECTION 16 COMPLIANCE

All of the Company’s executive officers and directors and certain other individuals are required to comply with Section 16 of the Exchange Act and related rules and regulations which set forth reporting obligations, limitations on “short swing” transactions, which are certain matching purchases and sales of the Company’s securities within a six-month period, and limitations on short sales.

To ensure transactions subject to Section 16 requirements are reported on time, each person subject to these requirements must provide the Company with detailed information (for example, trade date, number of shares, exact price, etc.) about his or her transactions involving the Company’s securities.

The Company is available to assist in filing Section 16 reports, but the obligation to comply with Section 16 is personal. If you have any questions, you should check with the Administrator.

14.	POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Additional Procedures” above and applicable to directors and certain executives will continue to apply for a period of six months after a termination of service, in order to facilitate compliance with Section 16 of the Exchange Act.

15.	CONSEQUENCES OF VIOLATIONS

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, the U.S. Department of Justice and state enforcement authorities. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, up to and including termination of employment, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

16.	PROTECTED ACTIVITY NOT PROHIBITED

Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time.

17.	REPORTING OF VIOLATIONS

Any person who violates this Policy or any federal or state law governing insider trading or tipping, or who knows of or reasonably suspects any such violation by another person, should report the matter immediately by following the procedures set forth in the Company’s Code of Business Conduct and Ethics, as it may be amended from time to time. Employees are obligated to report suspected and actual violations of Company policy or the law. Doing so brings the concern into the open so that it can be resolved quickly and more serious harm can be prevented. Failure to do so could result in disciplinary action up to and including termination of employment.

If you encounter a situation or are considering a course of action and its appropriateness is unclear, do not hesitate to reach out the Administrator with any questions; even the appearance of impropriety can be very damaging and should be avoided, and the Administrator may be in the best position to provide helpful information or other resources. If the Administrator is implicated in your report, then you should report it in accordance with the Company’s Whistleblower Policy.

18.	CERTIFICATION

All persons subject to this Policy may be required to certify and re-certify, from time to time, their understanding of, and intent to comply with, this Policy.

19.	AMENDMENT

This Policy may be amended by the Board of Directors or any committee or designee to which the Board of Directors delegates this authority.

The Administrator has the authority to make determinations under, and interpretations of, this Policy, as specified in this Policy under the heading “Administration of the Policy.” In addition, the Administrator is authorized to approve amendments to this Policy that: (i) correct obvious errors (e.g., typographical or grammatical errors); (ii) are necessitated by changes in legal requirements; (iii) are necessary to clarify the meaning of this Policy; or (iv) are administrative in nature, such as the provisions of this Policy under the heading “Additional Procedures.”

Appendix 10b5-1

Guidelines for Rule 10b5-1 Plans⁎

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to our Insider Trading Policy must enter into a Rule 10b5-l Plan for transactions in Company Securities (as defined in the Insider Trading Policy) that meets certain conditions specified in the Rule. If the plan meets the requirements of Rule 10b5-l, Company Securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-l Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

As specified in the Company’s Insider Trading Policy, a Rule 10b5-l Plan must be approved by the Administrator and meet the requirements of Rule 10b5-l and these guidelines. Any Rule 10b5-l Plan must be submitted for approval at least five business days prior to the entry into the Rule 10b5-l Plan. If the Administrator is the requester, then another person from the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must approve the written 10b5-1 trading plan. Once a 10b5-1 Plan is approved, no further pre-approval of transactions conducted pursuant to the plan will be required.

The following guidelines apply to all Rule 10b5-l Plans:

●	The trading plan must be in writing and signed by the person adopting the trading plan.

●	The trading plan must be adopted at a time when:

●	the person adopting the trading plan is not aware of any material nonpublic information; and

●	there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.

●	The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the trading plan must act in good faith with respect to the trading plan.

●	The trading plan must include representations that, on the date of adoption of the trading plan, the person adopting the trading plan:

●	is not aware of material nonpublic information about the securities or the Company; and

●	is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

●	The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.

* Capitalized terms used but not defined herein have the meanings ascribed to them in the RenovoRx, Inc. Insider Trading Policy.

●	The first trade under the trading plan for directors and officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934) may not occur until the expiration of a cooling-off period consisting of the later of (a) 90 calendar days after the adoption of the trading plan and (b) two business days after the filing by the Company of its financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption of the trading plan). The first trade under the trading plan for all other persons (other than the Company) may not occur until the expiration of a cooling-off period that is 30 calendar days after adoption of the trading plan.

●	The trading plan must have a minimum term of six months (starting from date of adoption of the trading plan).

●	All transactions during the term of the trading plan (except for the “Exceptions to Trading Restrictions” identified in the Policy and bona fide gifts) must be conducted through the trading plan. In addition, the person adopting the trading plan may not have an outstanding (and may not subsequently enter into any additional) trading plan except as permitted by Rule 10b5-1. For example, as contemplated by Rule 10b5-1, a person may adopt a new trading plan before the scheduled termination date of an existing trading plan, so long as the first scheduled trade under the new trading plan does not occur prior to the last scheduled trade(s) of the existing trading plan and otherwise complies with these guidelines. Termination of the existing trading plan prior to its scheduled termination date may impact the timing of the first trade or the availability of the affirmative defense for the new trading plan; therefore, persons adopting a new trading plan are advised to exercise caution and consult with the Compliance Officer prior to the early termination of an existing trading plan.

●	Any modification or change to the amount, price or timing of transactions under the trading plan is deemed the termination of the trading plan, and the adoption of a new trading plan (“Modification”). Therefore, a Modification is subject to the same conditions as a new trading plan as set forth in the guidelines herein.

●	Within the six month period preceding the adoption or a Modification of a trading plan, a person may not have otherwise adopted or done a Modification to a plan more than once.

●	A person may adopt a trading plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.

●	If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy.

●	The Company must be promptly notified of any Modification or termination of the trading plan, including any suspension of trading under the trading plan.

●	The Company must have authority to require the suspension or cancellation of the trading plan at any time.

●	If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the trading plan:

●	trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;

●	the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and

●	the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.

●	All transactions under the trading plan must be in accordance with applicable law.

●	The trading plan (including any Modification) must meet such other requirements as the Administrator may determine.

The approval or adoption of a Rule 10b5-l Plan in no way reduces or eliminates a person’s obligations under Section 16 of the Exchange Act, including disclosure obligations and liability for short-swing profits. Persons subject to Section 16 of the Exchange Act should consult with their own counsel in implementing a Rule 10b5-l Plan.

Request for Pre-Clearance⁎

For pre-clearance to transact in Company Securities.

Upon executing a transaction, directors, officers and employees must immediately notify the Company.

Transaction Vehicle (check one)	Transaction Initiated By (check one)
☐ Open Market Transaction	☐ Employee or immediate family member directly
☐ Equity Compensation Plan	☐ Court or government decree (e.g., divorce decree)
☐ Other (specify):	☐ Broker (provide name, firm, telephone and e-mail):

Type of Transaction (check one)
☐ Purchase or acquire common stock
☐ Sell or dispose of common stock
☐ Move Company Securities from one account to another (e.g., in or out of a trust)
☐ Dispose of fractional shares
☐ Pledge Company Securities for margin account, or otherwise
☐ Exercise options without subsequent sale
☐ Exercise options with subsequent sale (e.g., a “cashless exercise”)
☐ Bona fide gift (describe):

☐ Other (describe):

Transaction Detail (provide the following information)
Number of securities:
Estimated share price:
Contemplated execution date:
Date of your last “opposite way” transaction**:

Certification

I certify that I have fully disclosed the information requested in this form, I have read the RenovoRx, Inc. Insider Trading Policy, I am not in possession of material nonpublic information, and to the best of my knowledge and belief the proposed transaction will not violate the RenovoRx, Inc. Insider Trading Policy.

Signature:
Print Name:
Date:

* Capitalized terms used but not defined herein have the meanings ascribed to them in the RenovoRx, Inc. Insider Trading Policy.

** If a Section 16 insider buys and sells (or sells and buys) Company Securities within a six-month time frame and such transactions are not exempt under SEC rules, the two transactions can be “matched” for purposes of Section 16. The insider may be sued and will be strictly liable for any profits made, regardless of whether the insider was in possession of material nonpublic information.

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